Exhibit 10.9
P.O. Box 3590 Honolulu, HI 96811-3590 Telephone (808) 544-0500

January 28, 2009

Ronald K. Migita Chairman of the Board President and Chief Executive Officer Central Pacific Financial Corp. Central Pacific Bank
CONFIDENTIAL PORTION OMITTED:

An asterisk has been placed in this Exhibit to indicate the confidential portions of this document that have been omitted pursuant to a request for confidential treatment.  This document including said confidential portions has been filed separately with the Commission.

RE:Your Compensation

Dear Mr. Migita:

The purpose of this letter is to confirm your compensation for serving as Chairman of the Board, President, and Chief Executive Officer for Central Pacific Financial Corp. (“CPF”) and Central Pacific Bank (“CPB”).

1.
For serving as Chairman of the Board of Directors (“Board”) of CPF and CPB, effective August 1, 2008, you will receive an annual retainer fee of $160,000 (CPF will pay $96,000 (60%) and CPB will pay $64,000 (40%)) prorated and paid on a monthly basis; which annual retainer fee had been reduced by 20% (from $200,000 to $160,000) on July 30, 2008, with an effective date of August 1, 2008, as part of an overall 20% reduction in CPF and CPB Board annual retainers.

2.	Effective August 1, 2008, you will not receive any board or committee meeting fees for attending any meetings of the CPF and CPB Boards or any of their respective committees.

3.
For serving as President and Chief Executive Officer of CPF and CPB, you will receive an annual cash salary of $1.00, which will be effective August 1, 2008, being the date of your employment as said President and Chief Executive Officer.

4.
As an employee of CPF and CPB, you are entitled to receive all standard employee benefits, except for unrestricted vacation which we agree will not impede your ability to execute your duties and responsibilities.

5.
As an executive officer of CPF and CPB, you are entitled to receive perquisites that are extended to the highest level executives of CPF and/or CPB, to presently include an automobile allowance of $1,000 per month and payment of Waialae Country Club membership dues.

6.	You are eligible to receive the following annual performance-based incentive compensation:

a.
An annual performance-based incentive cash payment ranging from $250,000 (if Target is achieved) to $375,000 (if Maximum is achieved). The cash payment will be prorated for performance achieved between Target and Maximum. No cash payment or any portion thereof will be made if the Target is not achieved.

b.
Annual performance-bused incentive equity grants of:  (i) appreciation-based equity grants (stock options and/or stock appreciation rights) ranging from $375,000 (if Target is achieved) to $562,500 (if Maximum is achieved); and (ii) full-value equity grants (restricted stock and/or performance shares) ranging from $375,000 (if Target is achieved) to $562,500 (if Maximum is achieved).  The equity grants will be prorated for performance achieved between Target and Maximum. No equity grants or any portion thereof will be made if the Target is not achieved.

c.	The annual performance-based incentive cash payment and equity grants in “a” and “b” respectively, above, shall be subject to the following Target performance measures, weighted as set forth below:

(i)
Raising a minimum of $75 million in new capital through the issuance of CPF convertible preferred stock and/or common stock by December 31, 2008; and, maintaining a “well-capitalized” regulatory designation through June 30, 2009. Weight: 25%

(ii)	Reducing the California loan portfolio to * million or lower as of June 30, 2009. Weight: 15%

(iii)	Increasing the total shareholder return (adjusted for the effect of any capital raise) by at least * as of June 30, 2009, over the closing CPF stock price on August 27, 2008 ($11.13). Weight: 15%

(iv)	Reducing the Efficiency Ratio for CPF and CPB to * or lower as of June 30, 2009. Weight: 15%

(v)	Reducing the Total Loans to Total Deposits Ratio to * or lower as of June 30, 2009. Weight: 15%

(vi)	Increasing the Net Interest Margin to * or higher as of June 30, 2009. Weight: 15%

d.	The annual performance-based incentive cash payment and equity grants in “a” and “b” respectively, above, shall be subject to the following Maximum performance measures, weighted as set forth below:

(i)
Raising a minimum of $75 million in new capital through the issuance of CPF convertible preferred stock and/or common stock by December 31, 2008; and, maintaining a “well-capitalized” regulatory designation through June 30, 2009.  Weight:  These (i) requirements must be met in order to qualify for and receive any Maximum awards.

(ii)	Reducing the California loan portfolio to * million or lower as of June 30, 2009. Weight: 20%

(iii)	Increasing total shareholder return (adjusted for the effect of any capital raise) by at least * as of June 30, 2009, over the closing CPF stock price on August 27, 2008 ($11.13). Weight: 20%

(iv)	Reducing the Efficiency Ratio for CPF and CPB to * or lower as of June 30, 2009. Weight: 20%

(v)	Reducing the Total Loans to Total Deposits Ratio to * or lower as of June 30. 2009. Weight: 20%

(vi)	Increasing the Net Interest Margin to * or higher as of June 30, 2009. Weight: 20%

If the foregoing is agreeable with you, please sign and return the original of this letter to the undersigned.

Sincerely,

Central Pacific Financial Corp.
Central Pacific Bank

By /s/ Colbert M. Matsumoto
Colbert M. Matsumoto
Compensation Committee Chair
Board of Directors

Accepted and agreed to by:

     /s/ Ronald K. Migita                             1/28/2009
Ronald K. Migita                                                                                   Date